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                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission
     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              The O'Gara Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     (2) Aggregate number of securities to which transaction applies: ..........

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         pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

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[ ]  Fee paid previously with preliminary materials.

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     previously. Identify the previous filing by registration statement number,
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
                                 NOTICE OF 1997
                      ANNUAL MEETING AND PROXY STATEMENT




                           [THE O'GARA COMPANY LOGO]

[THE O'GARA COMPANY LOGO]
         9113 LeSaint Drive
         Fairfield, Ohio 45014
         513.874.2112
         fax: 513.874.1262
         www.ogara.com

April 18, 1997

Dear Shareholder:

You are cordially invited to attend the 1997 Annual Meeting of Shareholders of The O'Gara Company on Tuesday, May 20, 1997, at 9:00 a.m. at The Omni Netherland Plaza Hotel, 5th and Race Streets, Cincinnati, Ohio.

The Notice of 1997 Annual Meeting and Proxy Statement accompanying this letter describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 1996, also is enclosed.

Your vote is important no matter how many shares you own. We hope you will be able to attend the meeting in person; but, in any event, please sign and date the enclosed proxy and return it in the accompanying envelope. If you wish to communicate directly with The O'Gara Company, the mailing address of the corporate headquarters of the Company is 9113 LeSaint Drive, Fairfield, Ohio 45014.

Sincerely,

Thomas M. O'Gara
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

THE O'GARA COMPANY
9113 LeSaint Drive
Fairfield, Ohio  45014
(513) 874-2112
April 18, 1997

Dear Shareholder:

The Annual Meeting of Shareholders of The O'Gara Company will be held at The Omni Netherland Plaza Hotel, 5th and Race Streets, Cincinnati, Ohio on May 20, 1997, at 9:00 a.m. (EDT), for the purpose of considering and acting upon the following:

1.   The election of seven directors of the Company.

2. The ratification of Arthur Andersen LLP as auditors of the Company for the fiscal year ending December 31, 1997.

3.   Such other matters as may properly come before the meeting.

Only shareholders of record at the close of business on April 11, 1997, are entitled to receive notice of, and to vote at, the meeting. Management, at present, knows of no other business to be brought before the meeting.

By Order of The Board of Directors

Nicholas P. Carpinello
Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES OR CANADA. PROXIES MAY BE REVOKED BY WRITTEN NOTICE OF REVOCATION, THE SUBMISSION OF A LATER DATED PROXY, OR ATTENDING THE MEETING AND VOTING IN PERSON.

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 20, 1997

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The O'Gara Company (the "Company") of proxies to be voted at the Annual Meeting of Shareholders on May 20, 1997. This Proxy Statement and the accompanying proxy card are first being mailed to shareholders of the Company on or about April 18, 1997.

The Company was formed in 1996 for the purposes of becoming a holding company for O'Gara-Hess & Eisenhardt Armoring Company ("OHE") and O'Gara Satellite Networks Limited ("OSN") and carrying out an initial public offering. The planned reorganization (the "Reorganization") was completed in October 1996 and the initial public offering (the "Offering") in November 1996.

OUTSTANDING VOTING SECURITIES

The number of voting securities of the Company outstanding on April 11, 1997, the record date for the meeting, was 7,279,310 shares of Common Stock, $.01 par value, each entitled to one vote, owned by approximately 60 shareholders of record. A list of shareholders of the Company may be examined at the offices of the Company at the address given above.

PROXIES AND VOTING

When the enclosed proxy card is properly executed and returned, the shares it represents will be voted as specified; if no instructions are given, proxies will be voted in accordance with the recommendations of the Board of Directors. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by giving written notice to the Company, by giving a later dated proxy indicating a desire to vote differently or by appearing at the meeting and casting a ballot. There are no rights of appraisal or similar rights of dissenting shareholders with respect to any matter to be acted upon at the meeting.

The cost of solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation may be made by officers and regular employees of the Company by personal interview, telephone and facsimile. Banks, brokerage houses and other record owners will be reimbursed for their reasonable expenses incurred in forwarding soliciting material to beneficial owners and in obtaining voting instructions from those owners.

The affirmative vote of a plurality of the votes cast at the meeting will be sufficient for the election of directors. The Company's Common Stock has no cumulative voting rights. Generally, other matters are determined by the affirmative vote of a majority of the votes cast, with abstentions having the effect of negative votes and broker non-votes deemed to be absent shares. The Company has not established a procedure for confidential voting.

THE BOARD OF DIRECTORS

The Company's corporate powers are exercised, and its business, property and affairs are managed, by or under the direction of the Board of Directors. Currently there are six directors. The decision has been made to increase the size of the Board to seven and, in addition to the current members, to nominate Mr. Daniel Gautier as a director. The Board of Directors recommends that the nominees described below be elected to serve until the Annual Meeting in 1998 or until their successors are elected and qualified.

Thomas M. O'Gara is Chairman of the Board of the Company. Mr. O'Gara has been Chairman of the Board of OHE since 1990 and was OHE's Chief Executive Officer from 1990 until 1995. He has been a director of the Company since August 1996 and a director of OHE since 1988. Mr. O'Gara has been an executive of the Company and its predecessors since 1975. From 1984 until 1986, Mr. O'Gara also was Honorary Consul General for the Sultanate of Oman. Thomas M. O'Gara and Wilfred T. O'Gara are brothers. Age 46.

Wilfred T. O'Gara is President and Chief Executive Officer of the Company. He has been associated with the Company and its predecessors since 1983. He has been Chief Executive Officer of OHE since January 1996, was President and Chief Operating Officer of OHE from 1991 through 1995 and was Vice President - Sales and Marketing from 1988 until 1991. He also has been Vice Chairman of O'Gara Satellite Networks, Inc., a Delaware corporation and now a wholly owned subsidiary of the Company ("OSN, Inc."), since October 1995, having served as President of OSN, Inc. from January 1995 through September 1995. Mr. O'Gara has been a director of the Company since August 1996, a director of OHE since 1991 and a director of OSN, Inc. since 1995. Age 39.

Daniel Gautier is Chairman of the Board of Labbe, S.A., an armorer of commercial and private vehicles based in Lamballe, France, which was acquired by the Company in February 1997. He had been Labbe's principal shareholder since 1988 and became its Chairman in 1992. Previously, Mr. Gautier had served for sixteen years as President and Senior Partner of Gautier et Associe's, a large, regional accounting firm, and as a consultant to various businesses. Age 55.

Raymond E. Mabus is currently of counsel to the law firm of Baker, Donaldson, Bearman and Caldwell and also manages a family timber business. He served as the United States' Ambassador to the Kingdom of Saudi Arabia from 1994 until 1996, as a consultant to Mobil Telecommunications Technology from 1992 until 1994 and as Governor of the State of Mississippi from 1988 until 1992. Mr. Mabus became a director of the Company in November 1996. Age 48.

Hugh E. Price is President of the Company's O'Gara Security Associates division. During 1995 and 1996, prior to joining the Company, he was a consultant to various businesses and organizations. Until his retirement in 1995, Mr. Price had been employed by the Central Intelligence Agency since 1964. His positions with the Agency included Deputy and Associate Deputy Director for Operations (1991-1995), Chief and Deputy Chief for Counterintelligence (1988-1990) and Director of Personnel (1986-1988). Mr. Price has been a director of the Company since October 1996. Age 60.

Jerry E. Ritter is currently a consultant to Anheuser-Busch Companies, Inc., a company engaged in the brewing and family entertainment businesses. He also is Chairman of the Board of Clark Enterprises, Inc., the general partner of the Kiel Center and the St. Louis Blues Hockey Club. From 1990 until 1996, Mr. Ritter served as Executive Vice President and Chief Financial and Administrative Officer for Anheuser-Busch Companies, Inc. Prior to that time, he served Anheuser-Busch in various other managerial and executive capacities. Mr. Ritter also is a director of The Earthgrains Company, Brown Group, Inc. and OmniQuip International, Inc. He became a director of the Company in January 1997. Age 62.

William S. Sessions is a partner in the law firm of Sessions & Sessions, L.C. and is a consultant to various public and private businesses. From 1987 until 1993, Mr. Sessions was Director of the Federal Bureau of Investigation. He served as a United States District Judge for the Western District of Texas from 1974 until 1987. Mr. Sessions is a director of Zenith National Insurance Company. He has been a director of the Company since November 1996. Age 66.

Meetings; Committees of the Board. The Board of Directors held two meetings in 1996. The Board has an Audit Committee and a Compensation Committee, both of which are composed of Messrs. Ritter (Chairman), Mabus and Sessions. The Audit Committee recommends the appointment of independent accountants and reviews and discusses with the independent accountants the scope of their examination, their proposed fee and the overall approach to the audit. The Audit Committee also reviews with the independent accountants and the Company's financial management the annual financial statements and discusses the effectiveness of internal accounting controls. The Audit Committee did not meet in 1996. The Compensation Committee has responsibility for establishing executive officers' compensation and fringe benefits. The Compensation Committee did not meet in 1996 but met in March 1997 to determine bonus payments for 1996 and to establish compensation criteria for 1997 (see "Report of the Compensation Committee on Executive

Compensation" below). The Board does not have a Nominating Committee. Each incumbent director except Mr. Mabus attended more than seventy five percent of the aggregate of all meetings of the Board of Directors which he was eligible to attend and all meetings of committees on which he served during 1996.

Compensation of Directors. Directors who are not employees of the Company receive annually a $10,000 fee, plus options to purchase 1,000 shares of Common Stock, for serving as directors and members of committees. These directors also are paid $500 for each Board of Directors meeting attended, including Board meetings held by telephone. Committee members receive $500 per meeting attended, unless the meeting occurs on the same day as a Board meeting, in which case no separate fee is paid. Employee directors are not separately compensated for their services as directors.

From time to time, Mr. Sessions has provided consulting services to the Company or OHE. During 1996, he received fees of $5,000, plus reimbursement of expenses, for sales development assistance relating to OHE's commercial armored products.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors desires to obtain from shareholders an indication of their approval or disapproval of the Board's action in appointing Arthur Andersen LLP independent public accountants of the Company for the year 1997.

Arthur Andersen LLP has served the Company since its inception in 1996. Representatives of Arthur Andersen LLP will be in attendance at the meeting, with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote "FOR" approval of Arthur Andersen
LLP.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Information. The following table sets forth, for the fiscal years indicated, amounts of cash and certain other compensation paid by the Company and its subsidiaries, for services in all capacities, to (i) Mr. Wilfred T. O'Gara, and (ii) each of the Company's four other most highly compensated executive officers during 1996. Mr. O'Gara and these other executive officers are sometimes referred to as the "named executive officers."

                                                Summary Compensation Table

                                                                                                    Long Term
                                                                                                 Compensation
                                                          Annual Compensation                          Awards
                                                                                        Other      Securities
                                                                                       Annual Underlying Stock         All Other
Name and                                           Salary             Bonus      Compensation    Option Grants      Compensation
Principal Position                  Year           ($)(1)              ($)                ($)               (#)            ($)(2)
---------------------------------------------------------------------------------------------------------------------------------
Thomas M. O'Gara                    1996      $    379,081     $      7,000                 -                -      $      1,218
Chairman of the Board               1995           410,631                -                 -                -             1,218

Wilfred T. O'Gara                   1996      $    200,231     $     45,000                 -           17,000      $        462
President and Chief Executive
  Officer                           1995           140,550                -                 -                -               462

Gary W. Allen                       1996      $    100,666     $     47,784                 -           15,000      $        512
Vice President, OHE                 1995            88,239                -                 -                -               414

Richard L. Curotto                  1996      $    100,833     $     47,392                 -           15,000      $      2,248
Vice President, OHE                 1995            98,433           17,000                 -                -             2,223

Michael J. Lennon                   1996      $    128,334     $     60,317                 -           17,000      $        667
President, OHE                      1995            89,997           20,000                 -                -               277

----------

    (1) Effective November 1, 1996 Messrs. Thomas M. O'Gara, Wilfred T. O'Gara, Allen, Curotto and Lennon receive base annual salaries of $250,000, $230,000, $115,000, $110,000 and $145,000, respectively (see "--
        Employment Agreements").

    (2) Represents profit-sharing contributions to the Company's 401(k) Plan.

EMPLOYMENT AGREEMENTS. The Company (or OHE) entered into employment agreements, which commenced on November 1, 1996 and expire on August 31, 1998, with Messrs. Thomas M. O'Gara, Wilfred T. O'Gara, Allen, Curotto and Lennon, providing for annual base salaries of $250,000, $230,000, $115,000, $110,000 and $145,000,
respectively. Each named executive officer also is entitled to participate in an annual bonus plan established by the Compensation Committee and to receive up to 50% of such bonus in shares of Common Stock. Employment may be terminated by the Company at any time with or without cause, except that, in a case of termination without cause, the employee is entitled to receive compensation for the balance of the term of the agreement. Each employment agreement restricts the executive officer from competing with the Company during the term of the agreement and for two years thereafter if termination of employment is for cause or at the volition of the employee.

Stock Options. The following table presents information on option grants to the named executive officers during 1996 pursuant to the Company's 1996 Stock Option Plan (see "1996 Stock Option Plan" below). The Plan does not provide for the grant of stock appreciation rights ("SARs").

                        Option Grants in Last Fiscal Year

                                                Individual Grants (1)
                             ----------------------------------------------------------------        Potential Realizable Value at
                               Number of                                                              Assumed Annual Rates of
                              Securities        % of Total                                           Stock Price Appreciation for
                              Underlying   Options Granted                                                  Option Term
                                 Options   to Employees in  Exercise or Base        Expiration       -----------------------------
Name                         Granted (#)       Fiscal Year       Price ($/Sh)             Date           5% ($)           10% ($)
Thomas M. O'Gara                       -                 -                 -                 -                -                 -
Wilfred T. O'Gara                 17,000              9.6%    $         9.00          11/11/06   $       96,050    $      244,120
Gary W. Allen                     15,000              8.5%    $         9.00          11/11/06   $       84,750    $      215,400
Richard L. Curotto                15,000              8.5%    $         9.00          11/11/06   $       84,750    $      215,400
Michael J. Lennon                 17,000              9.6%    $         9.00          11/11/06   $       96,050    $      244,120


    (1) All options vest on November 12, 1997. The exercise price of all options may be paid in cash or by the transfer of shares of the Company's Common Stock valued at their fair market value on the date of exercise. Each option becomes exercisable in full in the event of the execution of an agreement of merger, consolidation or reorganization pursuant to which the Company is not to be the surviving corporation or the execution of an agreement of sale or transfer of all or substantially all of the assets of the Company.

        With respect to each named executive officer, the following table sets forth information concerning unexercised stock options held at December 31, 1996. No options were exercised during 1996.

                         Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

                                                                        Number of Securities   Value of Unexercised In-the-
                                               Value Realized ($)      Underlying Unexercised     Money Options at FY-End
                                                                        Options at FY-End (#)               ($)
                     Shares Acquired on    (Market Price on Exercise
Name                    Exercise (#)          Less Exercise Price)    Exercisable/Unexercisable  Exercisable/Unexercisable
Thomas M. O'Gara              -                         -                         -                          -
Wilfred T. O'Gara             -                         -                     -/17,000                   -/$12,750
Gary W. Allen                 -                         -                     -/15,000                   -/$11,250
Richard L. Curotto            -                         -                     -/15,000                   -/$11,250
Michael J. Lennon             -                         -                     -/17,000                   -/$12,750

1996 Stock Option Plan. The Company's 1996 Stock Option Plan (the "Plan") was adopted prior to the Offering. The following summary of, and other information concerning, the Plan is provided for the information of the Company's shareholders.

The Plan. Any employee on the regular payroll of the Company may be selected to participate in the Plan. Additionally, options are granted under the Plan to the Company's non-employee directors in accordance with the Company's policy for the compensation of directors (see "The Board of Directors -- Compensation of Directors"). Up to 400,000 shares of the Company's Common Stock may be issued pursuant to the Plan; however, options for no more than 50,000 shares may be granted to any eligible employee during any period of twelve consecutive months. Appropriate adjustments in the number of shares issuable and in the number and prices of shares covered by outstanding options will be made to give effect to any changes in the Company's capitalization (stock splits, stock dividends, etc.).

Currently, the Plan is administered by the Company's Board of Directors (the "Board"). In addition to administering and interpreting the Plan, the Board has authority to select optionees, determine the number of shares for which an option is granted, set the option's price and term, select the type of option and establish all other terms and conditions of the option.

The Board may waive or amend the terms and conditions of, or accelerate the vesting of, an option. The Board may appoint a committee to carry out all of its functions with respect to the Plan, except for amendments to or termination of the Plan. For the purpose of option grants to and approval of other transactions with persons who are subject to Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") with respect to the Company, each committee member must be a "Non-Employee Director" as defined in Rule 16b-3 under the Exchange Act. The Board has delegated to the Compensation Committee the responsibility for option grants to the Company's executive officers.

Both incentive stock options and nonqualified options may be granted to employee-participants in the Plan. Non-employee directors may only receive nonqualified option grants. The per share exercise price of a nonqualified option must be at least 85% of the fair market value of a share of the Company's Common Stock on the date the option is granted. The per share exercise price of an incentive stock option may not be less than 100% of the Common Stock's fair market value on the date of grant, and no incentive stock option may be exercised after ten years from the date of grant. Incentive stock options granted to an optionee holding more than 10% of the Company's outstanding Common Stock must have a price of at least 110% of fair market value on the date of grant and may be for a term no longer than five years.

An option's exercise price may be paid in cash, by the tender of shares of the Company's Common Stock, by directing that shares otherwise issuable upon the option's exercise be withheld as payment or by a combination of these methods. Shares which are tendered or withheld are valued at their fair market value on the date of tender or withholding and may be counted as available for issuance under the Plan. For purposes of the Plan, fair market value means the last sale price for the Common Stock reported on the Nasdaq National Market on a given date. On April 11, 1997, the fair market value of the Company's Common Stock was $11.125 per share.

Generally, an unexercisable option terminates when an optionee terminates employment with or service as a director of the Company. An exercisable option terminates on the earlier of (i) its full exercise, (ii) its expiration date or
(iii) the end of the three-month period following the date of termination of employment or service as a director. If, however, an optionee becomes disabled or dies while employed by or serving as a director of the Company or within three months thereafter, a then-exercisable option may be exercised for one year after the date of death or commencement of disability. The Plan allows the Board to extend these option exercise periods.

A nonqualified option may be transferred pursuant to a domestic relations order or under other circumstances, terms and conditions established by the Board. Otherwise, an option is not transferrable except by the optionee's will or the laws of descent and distribution and, during an optionee's lifetime, may only be exercised by the optionee or the optionee's legal representative or guardian.

The Board may amend or terminate the Plan at any time; however, shareholder approval is required for an amendment if such approval is necessary under the Internal Revenue Code (the "Code") or the Exchange Act. No Plan amendment may alter or impair an outstanding option without the optionee's consent. No option may be granted under the Plan subsequent to October 22, 2006.

If the Company enters into an agreement of reorganization, merger or consolidation in which the Company is not to be the surviving corporation or enters into an agreement for the sale or transfer of all or substantially all of its assets, all outstanding options will become immediately exercisable. If the successor or transferee corporation does not agree to continue the Plan, both the Plan and all outstanding options will terminate as of the effective date of any such transaction. An optionee who is subject to Section 16 of the Exchange Act may, immediately prior to the consummation of the transaction and in lieu of the consideration receivable by other optionees in the transaction, tender any unexercised options to the Company and receive a cash payment equal to the difference between the aggregate "fair value" of the shares of the Company's Common Stock subject to the holder's unexercised options and the aggregate option price of those shares. The Plan provides that, if payments to an optionee by the Company would constitute "excess parachute payments" under the Code, amounts payable in accordance with the Plan's change of control provisions will be reduced so that the employee is not subject to the 20% excise tax on the payment and the Company is able to deduct the entire payment.

Generally, an optionee recognizes no income upon the grant or exercise of an incentive stock option and, if the stock purchased on option exercise is not disposed of within two years from the date of grant nor within one year after exercise, the amount realized on sale or taxable exchange in excess of the option price is treated as a long term capital gain and the Company is not entitled to a federal income tax deduction. If stock acquired on exercise of an incentive stock option is disposed of before the expiration of either of the prescribed holding periods, the lesser of (i) the difference between the option price and the fair market value at the time of exercise, or (ii) the difference between the option price and the amount realized upon disposition is treated as ordinary income to the optionee at the time of disposition and is allowed as a deduction to the Company; any excess of the amount realized upon sale over the fair market value at the time of exercise generally is treated as capital gain to the optionee. In general, an optionee who exercises a nonqualified option recognizes taxable ordinary income, and the Company is entitled to a deduction, at the time of exercise of the option in an amount equal to the excess of the fair market value of the shares purchased over the option price.

Accounting Effects. The proceeds of the sale of stock under the Plan constitute general funds of the Company and may be used by it for any purpose. Under present accounting practices followed by the Company, neither the grant at fair market value nor the exercise of an option generally results in any charge against the Company's earnings. The grant of options at a price less than 100% of fair market value results in compensation expense to the Company. To date, the Company has granted all options under the Plan at an exercise price equal to at least 100% of the fair market value of the Company's Common Stock for accounting purposes.

Grants. Currently, options have been granted to approximately 200 individuals under the Plan. The Plan contains no limitation as to the maximum number of participants. As of April 11, 1997, options granted under the Plan were outstanding in the following amounts: Mr. Thomas M. O'Gara, 23,150 shares; Mr. Wilfred T. O'Gara, 40,150 shares; Mr. Allen, 19,000 shares; Mr. Curotto, 18,000 shares; Mr. Lennon, 22,000 shares; Mr. Price, 22,500 shares; all current executive officers as a group, 181,800 shares; Mr. Mabus, 1,000 shares; Mr. Ritter, none; Mr. Sessions, 1,000 shares; and all employees (other than current executive officers) as a group, 114,250 shares. The recipients of, and numbers of shares subject to, future grants under the Plan are not determinable at this time.

REPORT OF THE COMPENSATION COMMITTEE ON
EXECUTIVE COMPENSATION.

The policy of the Compensation Committee of the Board of The O'Gara Company is to provide compensation that attracts, motivates and retains a highly qualified management team meeting the special management requirements of this Company. The compensation program is central to the successful operation and growth of the Company and is intended to align closely the interests of management with those of the Company's shareholders.

Statement of Purpose. The Committee believes that a compensation program must enable the Company to attract a limited number of executives with critical experience for key positions and to retain and motivate strong, capable management. At the same time, the cost of management compensation must bear a reasonable relationship to the performance of the Company and the total return to shareholders on their investment in the Company. The purposes of the program approved and actions taken by the Compensation Committee are as follows:

    - Encourage and reward an entrepreneurial spirit and business success each year in the operating divisions of the Company and, at the same time, build the structure and teamwork necessary for profitable long-term growth in the Company's business.

    - Provide executives who succeed within the Company the opportunity to build capital value through stock options and stock, as long as shareholders build corresponding value.

Cash Compensation. To achieve these purposes, the Committee has set total cash compensation at levels that it believes are reasonable in light of the Company's size and financial results. Salaries are reviewed annually and are determined based on specific executive responsibilities, the changing nature of these responsibilities and performance. Total cash compensation each year can be increased or decreased substantially from the prior year depending on the size of the annual incentive payment awarded.

The base annual salary of each named executive officer, including the Chief Executive Officer, is set in his employment agreement with the Company (see "Employment Agreements") and is subject to increase from time to time. Because the employment agreements did not take effect until November 1, 1996, the full year salary shown on the Summary Compensation Table for each executive officer does not necessarily reflect that established in his employment agreement. Also, because the base salaries were so recently set, the Committee determined that they should not be increased for 1997. All salaries will be reviewed at the end of 1997 and, depending on the Company's financial results and the executive officers' performances, may be increased.

The annual incentive payment portion of total cash compensation each year is tied directly to the level of achievement of the Company relative to the financial objectives established at the beginning of the year. Currently, these objectives relate to the Company's overall operating revenue or the operating revenue of the particular Company subsidiary or division for which the executive officer has responsibility. For 1996, three executive officers of the Company, the Chairman of the Board, the Chief Executive Officer and the Chief Financial Officer, did not receive the total incentive compensation to which they were entitled because such individuals had received certain distributions in connection with the initial public offering of the Company's Common Stock in November 1996. All other eligible executive officers received the full awards for which they were eligible. Annual incentive awards to senior executives generally are paid, net of applicable withholdings, one-half in cash and one-half in restricted shares of the Company's Common Stock. For 1996, however, those executive officers receiving smaller awards, the Chairman of the Board, the Chief Executive Officer and the Chief Financial Officer, received their full awards in cash.

Long-Term Stock Incentives. The Committee also is responsible for grants to the Company's executive officers under the Company's 1996 Stock Option Plan. The purpose of the Plan is to provide long-term compensation which, because it is based upon stock price appreciation, directly aligns the interest of management with that of shareholders. During 1996, options for 17,000 shares were granted to the Chief Executive Officer and options for an aggregate of 47,000 shares were granted to the Company's other named executive officers. All of theses grants were approved by the Board of Directors prior to the Company's initial public offering and became effective at the time of the Offering.

Section 162(m) of the Internal Revenue Code and its related regulations (together "Section 162(m)") limit the deductibility of non-"performance based" compensation received by each of the Company's named executive officers to $1 million per year. Compensation meeting certain criteria specified in Section 162(m) is considered "performance based" and is excluded from the limitation on deductibility. The Company's 1996 Stock Option Plan and all options granted to the Company's named executive officers under the Plan are designed to meet the
Section 162(m) criteria for performance based compensation. In 1996, no named executive officer received non-performance based compensation in excess of $400,000, and the Committee currently does not expect the Section 162(m) limitation to be an issue in its compensation decisions during 1997. As previously noted, the policy of the Committee is to maintain a compensation program that maximizes the creation of long-term shareholder value. As appropriate in the future, the Committee will consider qualifying the deductibility of compensation to the extent consistent with the objectives of the Company's executive compensation program and with maintaining competitive compensation.

                                                      Jerry E. Ritter, Chairman
                                                      Raymond E. Mabus
                                                      William S. Sessions

PERFORMANCE GRAPH

The following graph compares the performance of the Company's Common Stock with the performance of companies included in the Russell 2000 Index of Small Capitalization Companies and in a self-constructed peer group index. The graph assumes that $100 was invested on November 13, 1996, the first day of trading of the Company's Common Stock, and that any dividends were reinvested.

Because the Company operates in three business segments, no published peer group accurately mirrors the Company's business. Accordingly, the Company has created a special peer group composed of Armor Holdings, Inc., Pinkerton's, Inc., Simula, Inc. and Spartan Motors, Inc. The returns of each company are weighted according to its respective stock market capitalization. The peer group was selected based upon criteria including business activities, industries served, size of company and market capitalization.

                        11/13/96  12/31/96
The O'Gara Company       $ 100     $  108
Russell 2000 Index       $ 100     $  107
Peer Group Index         $ 100     $   98

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In connection with the Company's initial public offering, the Board of Directors of the Company adopted a policy requiring that any future transactions, including loans, between the Company and its officers, directors, principal shareholders and their affiliates be on terms no less favorable to the Company than could be obtained from unrelated third parties and that any such transactions be approved by a majority of the disinterested members of the Company's Board of Directors.

Described below are certain transactions and relationships between the Company and certain of its officers, directors and shareholders which have occurred since January 1, 1996. Except with respect to interest rates charged on certain of the intercompany notes and accounts payable/receivable discussed below, the Company believes that the material terms of the various transactions were as favorable as could have been obtained from unrelated third parties.

LONGLINE LEASING/EXCEL ARMOR

General. Longline Leasing, Inc. ("Longline") and Excel Armor Products, Inc. ("Excel Armor" and, together with Longline, "Longline/Excel") are Delaware corporations; Messrs. Thomas M. O'Gara, Wilfred T. O'Gara and Nicholas P. Carpinello, the Company's Executive Vice President, own approximately 92%, 1% and 1%, respectively, of the outstanding capital stock of each.

Lease agreements. OHE has a Master Equipment Lease with Longline, entered into in July 1995, pursuant to which OHE leases various items of equipment from Longline. As of December 31, 1996, OHE had approximately $1,250,000 of equipment under lease for 12 and 36-month terms, beginning on various dates between July 1995 and April 1996. Rental expense was $381,446 for the year ended December 31, 1996.

Supplier arrangements. During 1996, OHE purchased the dual-hard steel required for certain aspects of its vehicle armoring from Excel Armor, which distributed the steel for an unrelated third party. Purchases by OHE from Excel Armor were $960,231 during 1996 and accounted for approximately 99% of Excel Armor's sales revenues for the period. In connection with these purchases, OHE advanced amounts to Excel Armor during 1996 to fund Excel Armor's initial purchase commitments and guaranteed a $150,000 letter of credit furnished by Excel Armor to the third party. OHE now purchases its dual-hard steel directly from the third party. At December 31, 1996, and March 31, 1997, OHE had receivables of $210,659 from Excel Armor in connection with the prior arrangement. All other aspects of the arrangement have been terminated. Also, in August 1995, Excel Armor and OHE entered into an agreement under which OHE manufactured certain parts needed by Excel Armor in connection with a contract with a third party. Total revenue recognized in association with this contract was $124,000.

Corporate aircraft. OHE leases a Gulfstream G-II aircraft from Longline/Excel under a ten year lease which began in February 1995. As amended in August 1996, the lease allows OHE 23 hours of usage per month and requires minimum monthly lease payments of $35,200, with charges of $1,500 per hour thereafter. Prior to the August 1996 amendment, OHE paid rentals, based on actual usage, at the rate of $1,800 per hour. A non-refundable deposit on the lease of $400,493 is being amortized over the lease term. Longline/Excel provides all management (including insurance) for the aircraft and charters it to others when not in use by OHE. Revenues from charter operations are retained by Longline/Excel. Rental expense related to the lease (including amortization of the deposit) was $422,349 for 1996. Additionally, the Company paid Longline/Excel $327,000 relating to usage of the aircraft during the Offering. The Company believes that the rate paid was equivalent to that charged by Longline/Excel to other unrelated companies for similar services during 1996 and compared favorably to rates charged by another unrelated charter service for similar aircraft.

INTERCOMPANY NOTES AND ACCOUNTS PAYABLE/RECEIVABLE

OHE held promissory notes during 1996, for money borrowed, in the principal amounts of $100,000 and $130,000 from Mr. Thomas M. O'Gara. Each note bore interest at the rate of 8.75% per annum and was due on December 31, 1996. In December 1996, Mr. O'Gara repaid in full the $251,834 of principal and accrued interest outstanding under these notes. Mr. Thomas M. O'Gara also was indebted during 1996, for money borrowed, to OHE in amounts up to $288,725, not represented by a promissory note; this indebtedness has been fully repaid.

During 1996 OSN held a promissory note, for money borrowed, from Excel Metal Products, Inc. ("Excel Metal"), a corporation wholly owned by Mr. Thomas M. O'Gara, in the principal amount of $310,000, which bore interest at the rate of 8.5% and was due on February 11, 1997. All principal and accrued interest outstanding pursuant to this note, totalling $331,224, was repaid in December 1996.

Additionally, during 1996, OHE paid $3,177 to Silver Springs Land and Cattle Company, a Nevada corporation of which Mr. Thomas M. O'Gara is the President and sole shareholder, for the use of its facilities for corporate meetings. The use of these facilities by the Company has been discontinued.

Until the Reorganization in 1996, OHE held a 49% beneficial interest in O'Gara Overseas Services, S.A., a Swiss corporation ("OOS"), with the remaining 51% held by O'Gara-Hess & Eisenhardt Armoring Company Limited ("Limited"). As part of the Reorganization, OHE's interest in OOS was exchanged for certain assets and liabilities of Limited, with the result being that OOS is no longer affiliated with the Company. In addition, OHE fulfilled a demand note that had been outstanding with OOS in the amount of $90,930, which represented $88,685 in principle and $2,245 in interest. Also, subsequent to the Reorganization, Mr. Thomas M. O'Gara made full payment on a 3% promissory note, which totalled $302,803 including interest, held by OOS. OOS also had provided sales, marketing, and consulting services for OHE and OSN. During 1996, $363,583 was paid for these services. All arrangements with OOS were terminated in connection with the Reorganization.

Since its incorporation in 1988, O'Gara Protective Services, a Nevada corporation ("OPS") in which the former shareholders of OHE (including Messrs. Thomas M. O'Gara, Wilfred T. O'Gara, Carpinello and Curotto) have approximately a 47% interest, but which is controlled by Mr. Edward F. O'Gara, the brother of Messrs. Thomas M. and Wilfred T. O'Gara, had been provided certain medical and general liability insurance coverage under OHE's insurance policies. These insurance programs were paid for by OPS through monthly and annual premiums established by OHE's insurance provider. These arrangements were terminated upon the consummation of the Offering.

BUILDING LEASE

OLG, Limited, an Ohio limited liability company of which Messrs. Thomas M. O'Gara, Wilfred T. O'Gara, Allen, Carpinello, Curotto and Lennon own approximately 91%, 5%, 1%, 1%, 1% and 1% of the outstanding capital stock, was formed in March 1996 for the purpose of acquiring and leasing to OHE the Company's manufacturing facility located at 4175 Mulhauser Road, Fairfield, Ohio. The building was purchased for approximately $1.8 million and was leased to OHE for one year, ending March 31, 1997, for $468,000 (plus taxes, insurance and maintenance costs). OHE has exercised an option to renew the lease, at a base rent of $21,000 per month, through July 1997. OHE also has an option to purchase the building for its fair market value.

CONSULTING AGREEMENTS

OSN, Inc. had a consulting agreement with Excel Metal pursuant to which Excel Metal provided management consulting services to OSN, Inc. during calendar year 1996 for a fee of $6,000 per month plus reimbursement of expenses. The arrangement terminated upon consummation of the Offering.

In 1996, OHE guaranteed certain consulting agreements, aggregating $120,000, between Longline or Excel Armor and Cirrus Systems, Inc., a Delaware corporation owned by Mr. Edward F. O'Gara. Such agreements were for a one year term which expired December 31, 1996. Mr. Thomas M. O'Gara has agreed to indemnify OHE for any claims made under such guarantees.

EXERCISE OF STOCK OPTIONS AND SALE OF SHARES

On August 23, 1996, Messrs. Thomas M. O'Gara, Wilfred T. O'Gara, Carpinello and Curotto exercised options previously granted on December 31, 1993 to purchase 138, 131, 91 and 85 shares of the common stock of OHE, respectively, at a price of $1.00 per share. Giving effect to the Reorganization in connection with the Offering, the corresponding numbers of shares of Common Stock of the Company were 37,667, 35,756, 24,838 and 23,201, respectively, at a price of $0.0037 per share.

On August 23, 1996, Mr. Thomas M. O'Gara sold 10 shares of the common stock of OHE to Mr. Carpinello for a price of $468.00 per share (equivalent to 2,730 shares of Common Stock of the Company for a price of $1.71 per share). The Company incurred a non-recurring, non-cash expense of approximately $19,890 in the fourth quarter of 1996 in connection with this sale. This expense resulted in a corresponding increase in additional paid-in capital, and no change in total shareholders' equity. This expense was not tax deductible and represented the difference between the net offering price and the net sales price of these shares as if issued directly by the Company.

PRINCIPAL SHAREHOLDERS AND HOLDINGS OF MANAGEMENT

The following table sets forth, as of April 11, 1997, certain information with regard to the beneficial ownership of the Company's Common Stock by (i) each of the Company's shareholders known to hold more than 5% of the outstanding shares of the Company's Common Stock, (ii) each director and nominee and each executive officer named on the Summary Compensation Table, individually, and (iii) all directors, nominees and executive officers of the Company as a group.

Name                                                                   Beneficial Ownership(1)
----                                                      --------------------------------------------------
                                                          Number Of Shares                           Percent
                                                          ----------------                           -------
Thomas M. O'Gara (2) (3)                                      4,041,838                               55.5%
Wilfred T. O'Gara                                               260,266                                3.6
Gary W. Allen                                                     1,397
Richard L. Curotto                                               25,087
Daniel Gautier (3)                                              376,597                                5.2
Michael J. Lennon                                                 1,864
Raymond E. Mabus                                                      -
Hugh E. Price                                                         -
Jerry E. Ritter                                                       -
William S. Sessions                                                   -

All directors, nominees and executive officers                4,810,015                               66.1%
as a group (13 persons)


     (1) Except as indicated, the percentage of shares held by each person is less than 1%. There are no shares purchasable upon exercise of presently exercisable options or options which can be exercised within 60 days after April 11, 1997.

     (2) Includes 793,095 shares held by MeesPierson Management (Guernsey) Ltd. and 373,524 shares held by Union Federal Corporation over which Mr. O'Gara has indirect voting control and 2,864,219 shares held by a family trust.

     (3) Mr. O'Gara's address is 9113 LeSaint Drive, Fairfield, Ohio 45014. Mr. Gautier's address is Z.I., rue d'Armor B.P. 414, 22404 Lamballe Cedex, France.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's equity securities, to file reports of security ownership and changes in such ownership with the Securities and Exchange Commission (the "SEC"). These persons also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of copies of such forms and written representations from its executive officers and directors, the Company believes that all Section 16(a) forms were filed on a timely basis during and for 1996. In April 1997, however, the Company ascertained that shares purchased by Mr. Lennon and Mr. Curotto in the Offering had inadvertently been omitted from their Form 3 filings; amendments to these Form 3s were filed promptly.

PROXY STATEMENT PROPOSALS

Shareholder proposals will be considered for inclusion in the Proxy Statement for the 1998 Annual Meeting if they are received by the Company before the close of business on December 19, 1997.

OTHER BUSINESS

The Company is not aware of any matters which properly may be presented at the meeting other than those discussed above. However, if other matters do come before the meeting, proxies will be voted on those matters in accordance with the recommendation of the Board of Directors.

THE O'GARA COMPANY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY FOR ANNUAL MEETING

The undersigned hereby appoints Wilfred T. O'Gara, Nicholas P. Carpinello and Abram S. Gordon, and each of them, attorneys with the powers which the undersigned would possess if personally present, including the power of substitution, to vote all shares of the undersigned at the Annual Meeting of Shareholders of The O'Gara Company to be held at The Omni Netherland Plaza Hotel, 5th and Race Streets, Cincinnati, Ohio on May 20, 1997, at 9:00 a.m.
(EDT), and at any adjournments thereof:

1. Election of Thomas M. O'Gara, Wilfred T. O'Gara, Daniel Gautier, Raymond E. Mabus, Hugh E. Price, Jerry E. Ritter and William S. Sessions as directors.

     [ ] FOR all nominees    [ ] WITHHELD from all nominees  [ ] *EXCEPTIONS (as marked below)

     For all nominees except as noted on line below:
     *EXCEPTIONS
                ---------------------------------------------------------------

2.   [ ] FOR   [ ] AGAINST  [ ] ABSTAIN
     on the proposal to ratify the appointment of Arthur Andersen LLP as independent auditors.

3.   Upon such other business as may properly come before the meeting.

The proxy will be voted on the above as specified. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED "FOR" THE PROPOSAL AND IN FAVOR OF THE NOMINEES LISTED ABOVE.

(CONTINUED AND TO BE SIGNED ON THE OTHER SIDE)

As to any other matter or if any of the nominees is not available for election, said attorneys shall vote in accordance with the recommendation of the Board of Directors.

Please mark: I do [ ]  do not [ ]  plan to attend the meeting.


                                   Dated                                 , 1997
                                   --------------------------------------------

                                   --------------------------------------------

                                   --------------------------------------------
                                   (Signature of Shareholder)

                                   IMPORTANT: Please date and sign exactly as name appears hereon. If shares are held jointly, each shareholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer.